Exhibit (10)(cc)
SUMMARY OF COMPENSATION ARRANGEMENTS
FOR NAMED EXECUTIVE OFFICERS AND DIRECTORS
Named Executive Officers
     Following is a description of compensation arrangements that have been approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Compass Bancshares, Inc. (“Compass”) for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers as of the end of the 2006 fiscal year (the “Named Executive Officers”). This description is intended to be a summary of existing oral, at-will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.
     2007 Annual Base Salaries and 2006 Bonus Payouts. The Compensation Committee has approved the following annual base salaries, calculated from January 1, 2007, and cash bonus payments for performance in fiscal year 2006 under the 2006 Management and Executive Incentive Plan (“2006 MEIP”) for the Named Executive Officers: D. Paul Jones, Jr. – Chairman and Chief Executive Officer, annual base salary of $1,075,000 and 2006 cash bonus payment of $1,535,625; Garrett R. Hegel – Chief Financial Officer, annual base salary of $495,000 and 2006 cash bonus payment of $392,634; George M. Boltwood – Senior Executive Vice President, annual base salary of $430,000 and 2006 cash bonus payment of $228,085; James D. Barri – Executive Vice President, annual base salary of $455,000 and 2006 cash bonus payment of $212,967; and William C. Helms – Executive Vice President, annual base salary of $370,000 and 2006 cash bonus payment of $321,942. These 2006 MEIP payouts were determined based on the level of attainment of previously-disclosed company-wide performance criteria (earnings per share growth and return on common equity) as well as, for all of the Named Executive Officers other than Mr. Jones, individual performance goals related to the departments or divisions for which they have supervisory responsibility (including such measures as pretax income after charge-offs, deposit balances, loan balances, targeted revenue growth, net charge-offs, non-performing asset levels, non-interest expense, production loan spreads, and asset management fee revenue). The Compensation Committee also approved an additional discretionary 2006 bonus amount of $53,280 for Mr. Barri.
     Performance Criteria for 2007 Bonus Awards. The Compensation Committee has approved the 2007 Management and Executive Incentive Plan (“2007 MEIP”), as well as maximum bonus opportunities and certain performance measures for determination of Named Executive Officer cash bonus awards for the 2007 fiscal year. Under the 2007 MEIP, the bonus awards payable for the 2007 fiscal year, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of specified performance criteria. The company-wide performance criteria applicable to all 2007 MEIP awards are earnings per share growth (85% weight) and return on common equity (15% weight). The 2007 MEIP payout for Mr. Jones will depend solely on these company-wide measures. The 2007 MEIP payouts to the other Named Executive Officers may also depend in part on achievement of other goals related to their individual performance or the performance of the departments or divisions for which they have supervisory responsibility (which may include similar measures as those used in 2006 MEIP awards), to be determined by Mr. Jones. The maximum 2007 bonus opportunity established by the Committee for Mr. Jones is 200 percent of his 2007 base salary, and the maximum bonus opportunity for the other Named Executive Officers is 100 percent of their respective 2007 base salaries. Mr. Jones’s 2007 MEIP award (like his 2006 MEIP award) will be evidenced by dollar-denominated performance units pursuant to a Performance Unit Award Agreement.
     Performance Contingent Restricted Stock (“PCRS”) Awards. The Compensation Committee granted each Named Executive Officer a 2007 PCRS award under the 2002 Incentive Compensation Plan covering the following maximum number of shares of restricted stock that vest based on pre-established performance goals measured over the 2007-2009 performance period: D. Paul Jones, Jr.—43,143; Garrett R. Hegel—9,933; George M. Boltwood—8,628; James D. Barri—9,130; and William C. Helms—7,424. As with the 2006 PCRS awards, vesting of the 2007 PCRS awards is based on three different performance criteria: (1) Compass’ performance on earnings per share growth and return on average tangible equity benchmarks; (2) Compass’ relative performance against banks represented in the Standard & Poor’s 500 Stock Index on the same two goals; and (3) Compass’ performance on the return on average tangible equity benchmark only. At the conclusion of the performance period, the approach yielding the largest payout is used to determine award levels. The first two measures have the potential to yield maximum awards at 100% of the grant amount. The third performance measure will result in maximum awards at 50% of the grant amount. If Compass’ performance is below threshold levels on all three measures, no shares will be earned. The other terms of the 2007 PCRS awards, which are the same as the 2006 PCRS awards, are set forth in the forms of Performance Contingent Restricted Stock Award Agreements exhibited to Compass’ periodic reports.
     In addition, on January 31, 2007, the Named Executive Officers’ PCRS awards relating to the 2004-2006 measurement period vested. In 2005, the original 2004 PCRS awards were truncated such that one-third of the covered shares would be eligible to vest based on the originally established criteria, with the remainder cancelled. A number of shares equal to the remaining two-thirds of each Named Executive Officer’s original award was added to his PCRS award for the 2005-2007 performance period. The vesting of the truncated 2004 awards resulted in the release of the following shares: Jones—10,865; Hegel—2,824; Boltwood—2,488; Barri—2,488 and Helms—2,078; with the following shares withheld for taxes: Hegel—764; Boltwood—541; Barri—673 and Helms—452.
     Stock Option Awards. The Compensation Committee granted each Named Executive Officer a 2007 stock option award covering the following number of shares: D. Paul Jones, Jr.—187,681; Garrett R. Hegel—43,210; George M. Boltwood—37,536; James D. Barri—39,718; and William C. Helms—32,298. The options (which are incentive stock options to the extent permitted) have a ten-year term and vest in equal annual installments over a three-year period. The remaining terms of the stock option awards are set forth in the forms of Stock Option Agreements exhibited to Compass’ periodic reports.
     Other. The Named Executive Officers also participate in Compass’ executive and regular benefit plans and programs, including retirement plans, deferred compensation plans and equity incentive plans, as disclosed in Compass’ 2006 Proxy Statement and in other exhibits to Compass’ filings with the Securities and Exchange Commission.
Directors
     The Board of Directors has approved the following cash compensation schedule for non-employee directors: (1) a monthly retainer of $2,083.33; (2) an additional monthly retainer of $666.66 for the Audit Committee Chairman and $333.33 for the other committee chairmen; (3) meeting fees of $1,750 for each Board meeting attended and $1,300 for each committee meeting attended; and (4) reimbursement of reasonable out-of-pocket expenses incurred for attendance at Board, committee and shareholder meetings and other business related expenses (including the travel expenses of spouses if they are specifically invited to attend the meeting for appropriate business purposes). Directors may use Compass’ aircraft for travel to such meetings if available and approved in advance by the Chief Executive Officer.
     In addition, for 2007, each non-employee director received an award of 690 shares of restricted stock under Compass’ 2006 Incentive Compensation Plan, which vests in full after a three-year period. This award was granted in lieu of the regular annual stock option award covering 2,000 shares of common stock, and in connection with this restricted stock grant, each non-employee director agreed to waive his right to receive automatic stock option grants under the 2002 Incentive Compensation Plan.
     In order to encourage share ownership in Compass and the long-term retention of those shares, each non-employee director has the option to receive monthly retainers and attendance fees in cash or to have all or a portion of those fees paid into an account for the purchase of Compass common stock under the Director & Executive Stock Purchase Plan, which provides for an additional matching contribution from Compass of 45 percent and a “gross-up” to reimburse the directors for all federal and state income tax obligations attributable to the matching contributions.